Exhibit 10.5

Form of Ensco plc 2012 Long-Term Incentive Plan
Performance Unit Award
Terms and Conditions Acceptance Agreement
You have been granted by Ensco plc (the “Company”), subject to your acceptance, the following Performance Unit Award pursuant to the Ensco plc 2012 Long-Term Incentive Plan and Annex 2 thereto (the “Plan”):
Name of Participant:                    «First_Name» «Last_Name»
Type of Grant:                        Performance Unit Award
Date of Grant:                        «Date»
Performance Period:                    «Begin_Date» - «End_Date»
Dollar Target Amount of Performance Unit Award:    «$Total_Target»
Form of Payment:                    «Cash Lump Sum »
Performance Goals and Weighting:            [Description]
The terms of the grant referenced herein are subject to the provisions of the Plan and the Performance Unit Award Agreement Terms and Conditions (including any country-specific provisions contained in any Appendix thereto). Attached for your review is an Award Summary which provides the Performance Goal (definitions and formulas) relative to the Performance Period noted above. The Performance Unit Award Agreement Terms and Conditions is provided herewith. The Plan is available to you through the Corporate Compensation Department in Houston and may be accessed on the Merrill Lynch Benefits OnLine® website.
The income resulting from the cash payment under the Performance Unit Award is subject to the Plan’s withholding provisions which may require cooperation by covered expatriate employees in arranging for satisfaction of required withholding, and may obligate such employees to make tax equalization and hypothetical tax payments to the Company or a subsidiary of the Company in satisfaction of governmental or employer required withholding. Subsequent to any tax filings by U.S. expatriate employees, tax refunds or tax savings resulting from foreign tax credits are to be returned to the Company of a subsidiary of the Company.
Subject to certain exceptions, you must continue as an employee of the Company or a subsidiary of the Company through the payment certification date for the Performance Period to become entitled to the cash payment under the Performance Unit Award.
The Performance Unit Award is subject to forfeiture under certain circumstances, and your entitlements thereunder may be limited in the event of a termination of employment with the Company or its subsidiaries. Furthermore, the cash payment received within one year before or after the termination of your employment is subject to the “Return of Proceeds” provisions which apply to these grants in the event you engage in competitive activity within the one-year period following your termination, as further described in Section 7 of the Performance Unit Award Agreement Terms and Conditions.
By signing this Acceptance Agreement, you agree to accept the above grant under and pursuant to the provisions of the Plan, as well as the Performance Unit Award Agreement Terms and Conditions (including any country-specific provisions contained in the Appendix thereto), and, for covered expatriates, to cooperate with the Company and its subsidiaries regarding required withholding and tax equalization and hypothetical tax payments. Your signature also serves to acknowledge receipt of the Ensco plc

2012 Long-Term Incentive Plan Summary and the Performance Unit Award Agreement Terms and Conditions.
Please return this original signed document to the Corporate Compensation Department in Houston in the enclosed envelope no later than ________________, 20__.

ACCEPTED AND AGREED

_________________________________
«First_Name» «Last_Name», Participant
___________________, 2013

ENSCO plc
2012 LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS
The Board of Directors (the “Board”) of Ensco plc, a public limited company incorporated under the laws of England and Wales (the “Company”), has adopted the Ensco plc 2012 Long-Term Incentive Plan (the “Plan”), and adopted Annex 2 to the Plan. (In this document, references to the Plan shall be taken to include Annex 2 to the Plan.) In furtherance of the purposes of the Plan and pursuant thereto, a Performance Unit Award has been granted under the Plan to the Participant as specifically described in the Terms and Conditions Acceptance Agreement (the “Acceptance Agreement”) which must be executed by the Participant by the date specified in the Acceptance Agreement to reflect his or her acceptance of the following Terms and Conditions:
1.Grant of Performance Unit Award. The Company hereby grants to the Participant, subject to the terms, conditions and restrictions set forth in the Plan and those specified herein, this performance unit award specified in the Acceptance Agreement (“Performance Unit Award”). The target dollar amount that may become payable under this Performance Unit Award shall be specified in the Acceptance Agreement.
The Acceptance Agreement and the terms, conditions and restrictions set forth herein, including any Appendix attached hereto, shall collectively constitute the Performance Unit Award Agreement (the “Agreement”) for this Performance Unit Award.
2.    Non-Transferability; Vesting. The amount, if any, which becomes payable pursuant to this Performance Unit Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner during the Performance Period, other than by the executor or administrator of the Participant’s estate in the event of the Participant’s death. The amount, if any, which becomes payable pursuant to this Performance Unit Award shall not be assignable by operation of law or subject to execution, attachment or similar process. Any attempted sale, pledge, assignment, hypothecation, transfer or other disposition of the amount, if any, which becomes payable pursuant to this Performance Unit Award contrary to the provisions of this Agreement or the Plan and the levy of any execution, attachment or similar process upon that amount shall be null and void and without force or effect. No transfer of this Performance Unit Award by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. The transfer to the executor or administrator of the Participant’s estate shall be binding upon the executors, administrators, heirs and successors of the Participant.
The lapse of the restrictions on this Performance Unit Award shall be subject to acceleration on the terms and conditions stated in the Plan and in Section 3 hereof.
3.    Termination of Employment.
(a)    Except as provided in Sections 3(b)-(g) below, upon the Committee’s written certification in accordance with Section 8(h) of the Plan that a payment for the Performance Period is due under this Performance Unit Award, the Participant shall be entitled to the payment of the amount certified by the

Committee if the Participant remained continuously employed by the Company or a Subsidiary until the last day of the Performance Period.
Subject to prior compliance with Section 6 below, payment under this Performance Unit Award shall be made in cash in one lump sum payment. It is intended that payment under this Performance Unit Award shall be made as soon as administratively feasible after the end of the Performance Period following written certification by the Committee that payment of this Performance Unit Award is due and no later than the December 31st of the year following the year in which that Performance Period ends in order to ensure that this Performance Unit Award and the Plan complies with the specified time of payment requirement of Section 409A(a)(2)(A)(iv) of the Code and Treas. Reg. §§1.409A-3(a)(4) and (d).
(b)    If the Participant ceases to perform Services for the Company and its Subsidiaries as a result of his or her Retirement on or after his or her Normal Retirement Age during the Performance Period, this Performance Unit Award shall be determined on a pro rata basis for that Performance Period by comparing the actual level of performance to the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period and then multiplying that amount by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the date his or her Services terminates and the denominator of which is the total number of days in that Performance Period. Except as provided in Section 3(g), the Participant shall receive payment of the amount determined pursuant to this Section 3(b) within sixty (60) days of the date the Participant’s Services terminates.
(c)    If the Participant ceases to perform Services for the Company and its Subsidiaries as a result of a termination of employment by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below), then the Participant shall become vested in 20% of the Performance Unit Award upon such termination and shall receive the payment due under that 20% of the Performance Unit Award based on the actual level of performance as compared to the specific targets related to the Performance Goals established by the Committee for the relevant Performance Period, paid at the time and in form as the Performance Unit Award would have been paid if the Participant had continued to provide Services for the Company through the date of payment.
(d)    If the Participant is unable to continue to perform Services for the Company and its Subsidiaries by reason of his or her death or Permanent and Total Disability during the Performance Period, this Performance Unit Award shall be interpreted as if the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant’s targeted amount under this Performance Unit Award to become payable. If a Participant’s employment is terminated during the Performance Period because of his or her death, any earlier payment provided by the Company in settlement of this Performance Unit Award shall be made to the executor or administrator of the Participant’s estate. The Participant (or such other individual or estate in the event of his or her death) shall receive payment of the amount determined pursuant to this Section 3(d) within sixty (60) days of the date the Participant’s Services terminates.
(e)    Except as provided in Section 3(f) hereof, if the Participant ceases to perform Services for the Company and its Subsidiaries for any reason other than Retirement on or after his or her Normal Retirement Age, termination of employment by the Company without Cause, Permanent and Total Disability, or death during the Performance Period or before the Participant’s Performance Unit Award has been certified by the Committee pursuant to Section 8(h) of the Plan, then the Participant shall forfeit that unpaid Performance Unit Award and shall not be entitled to receive any payment under the Plan with respect to his or her Performance Unit Award for such Performance Period.
(f)    Notwithstanding the foregoing and subject to the provisions of this Section 3(f), in the event of a Change in Control (as defined below) and the subsequent termination of the Participant’s Services with the Company and its Subsidiaries by the Company or one of its Subsidiaries without Cause (as defined below), or the subsequent termination of the Participant’s Services with the Company and its Subsidiaries by the Participant within thirty (30) days of his or her discovery of the occurrence of one or more events which constitute Good Reason (as defined below), in either case within two (2) years following such Change in Control, this Performance Unit Award shall be interpreted as if the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period have been achieved to a level of performance, as of the date his or her Services terminates, that would cause all (100%) of the Participant’s targeted amount under this Performance Unit Award to become payable. In the event of the occurrence of any event which constitutes Good Reason and in the event the Participant wishes to resign from his or her employment on the basis of the occurrence of such event, the Participant shall give notice of his or her proposed resignation, and the successor corporation shall have a period of thirty (30) days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation. In the event the successor corporation fails to so remedy said breach or occurrence by expiration of said thirty (30)-day period, the Participant shall be deemed to have resigned from his or her employment for Good Reason pursuant to this Section 3(f) and shall be treated as if his or her employment has been terminated without Cause and, except as provided in Section 3(g), he or she shall receive payment of the amount determined pursuant to this Section 3(f) within sixty (60) days of the date the Participant’s Services terminates.
For purposes of this Section 3(f), a "Change in Control" shall have the meaning set forth in the employment agreement entered into between the Participant and the Company dated May 3, 2014 (the “Employment Agreement”).
For purposes of this Agreement, "Cause" is defined as a termination of employment by the Company or any of its Subsidiaries for any reason enumerated in Section 18.1(a) through (l) of the Employment Agreement.
For purposes of this Section 3(f), "Good Reason" shall have the meaning set forth in the Employment Agreement.
(g)    Notwithstanding the date of payment specified by Section 3(b), 3(c), or 3(f) above with respect to the amount determined pursuant to such subsection, if the Participant is a Specified Employee on the date he or she ceases to perform Services for the Company and its Subsidiaries, to the extent required under Section 409A of the Code and the guidance and Treasury regulations issued thereunder, payment of that amount shall not be made until the date which is six (6) months after the date of his or her Retirement or the date his or her Services terminates, whichever is applicable.
For purposes of this Section 3(g), “Specified Employee” shall mean an Employee for each twelve (12)-consecutive month period that begins on any April 1st and immediately follows a calendar year during which such Employee was, at any time during that calendar year (i) an officer of the Company or any Subsidiary having annual compensation greater than $175,000 (as adjusted under Section 416(i)(1) of the Code); (ii) a more than five-percent owner of the Company or any Subsidiary; or (iii) a more than one-percent owner of the Company or any Subsidiary having annual compensation from the Company and all Subsidiaries of more than $150,000. For this purpose, “annual compensation” shall mean annual compensation as defined in Section 415(c)(3) of the Code, which includes amounts contributed by the Company and all Subsidiaries pursuant to a salary reduction agreement which are excludable from the Participant’s gross income under Section 125, 402(e)(3), 402(h)(1)(B), 408(p)(2)(A)(i), 457 or 403(b) of the Code, and elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code. For this purpose, no more than 50 Employees (or, if lesser, the greater of three or ten percent of the Employees) shall be treated as officers. The constructive ownership rules of Section 318 of the Code (or the principles of that section, in the case of an unincorporated Subsidiary) shall apply to determine ownership in each Subsidiary.
4.    Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company or a Subsidiary, as applicable, as long as the Participant continues performing Services for the Company or a Subsidiary and the relationship between the Participant and the Company or a Subsidiary, as applicable, is the legal relationship of employer and employee within the meaning of Section 3401(c) of the Code or according to local employment laws in any non-U.S. jurisdiction in which the Participant is employed, as applicable. In order for a Participant’s Services to be considered to have terminated for purposes of Sections 3(b), (c) and (f), such Retirement or other termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h)(1). Any question as to whether and when there has been a termination of such continuous Services as an Employee for purposes of this Agreement, and the cause of such termination for purposes of this Agreement, shall be determined by the Committee, and its determination shall be final, conclusive and binding.
5.    Nature of Grant. In accepting this Performance Unit Award, the Participant acknowledges, understands and agrees that:
(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time to the extent permitted by the Plan.
(b)    The grant of this Performance Unit Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Unit Awards or benefits in lieu of Performance Unit Awards, even if Performance Unit Awards or other awards have been granted in the past.
(c)    All decisions with respect to future grants of Performance Unit Awards or other awards, if any, will be at the sole discretion of the Company.
(d)    This Performance Unit Award and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Subsidiaries and shall not interfere with the ability of the Company or any of its Subsidiaries, as applicable, to terminate the Participant’s employment or service relationship (if any).
(e)    The Participant is voluntarily participating in the Plan.
(f)    This Performance Unit Award and the amount payable pursuant to this Performance Unit Award are not intended to replace any pension rights or compensation.
(g)    This Performance Unit Award and the amount payable pursuant to this Performance Unit Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
(h)    No claim or entitlement to compensation or damages shall arise from forfeiture of this Performance Unit Award resulting from the Participant ceasing to provide employment or other services to the Company or any of its Subsidiaries (for any reason whatsoever, whether or not is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). In consideration of the grant of this Performance Unit Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees other than in the event of Company’s breach of this Agreement, to (i) not institute any claim against the Company or any of its Subsidiaries in connection with this Agreement, (ii) waive the ability, if any, to bring any such claim and (iii) release the Company and its Subsidiaries from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
(i)    Unless otherwise provided in the Plan or by the Company in its discretion, this Performance Unit Award and the benefits evidenced by this Agreement do not create any entitlement to have this Performance Unit Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Shares.
(j)    The following provisions apply only if the Participant is providing services outside the United States:
(i)    this Performance Unit Award and amount payable pursuant to this Performance Unit Award are not part of normal or expected compensation or salary for any purpose; and
(ii)    the Participant acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Performance Unit Award or any amounts due to the Participant with respect to the settlement of this Performance Unit Award.
6.    Tax Withholding. Performance Unit Awards under the Plan will be subject to withholding as required by law. To the extent that the Participant is subject to withholding of federal, state, or local income taxes and/or other taxes or social insurance contributions imposed by the country of residence or citizenship of the Participant or the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with the Participant or is obligated to the Company or any of its Subsidiaries under the Company’s tax equalization or hypothetical tax policies or specific agreements relating thereto (the “Employee Taxes”), the Participant shall, at such time as the payment under this Performance Unit Award or other amounts received pursuant to this Performance Unit Award first becomes includable in the gross income of the Participant for such Employee Taxes or the time that a withholding obligation arises for the Company or any of its Subsidiaries with respect to this Performance Unit Award, as applicable, pay to the Company or its designee, or make arrangements satisfactory to the Committee or its designee regarding payment of, any and all such Employee Taxes required to be withheld with respect to such income and, if applicable, any amounts owed to the Company or its Subsidiaries under its tax equalization or hypothetical tax policies or specific agreements relating thereto.

Regardless of any action the Company or any of its Subsidiaries take with respect to the Employee Taxes, the Participant acknowledges that the ultimate liability for all Employee Taxes is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and a Subsidiary. The Participant further acknowledges that the Company and its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Employee Taxes in connection with any aspect of this Performance Unit Award, including, but not limited to, the grant of or lapse of the restrictions on this Performance Unit Award and any waiver of the forfeiture provisions applicable to this Performance Unit Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Performance Unit Award to reduce or eliminate the Participant’s liability for Employee Taxes or achieve any particular tax result.
Subject in each case to approval by the Committee or its designee and compliance with all applicable law, the Participant may elect to have any withholding obligation of the Company or any Subsidiary satisfied, in whole or in part, by (i) paying to the Company or a Subsidiary the amount of Employee Taxes in cash, check or other cash equivalent; and/or (ii) having the Company withhold from any amount payable under this Performance Unit Award or from any cash compensation payable to the Participant.
The Company may refuse to issue payment under this Performance Unit Award if the Participant fails to comply with the obligations in connection with Employee Taxes.
7.    Return of Proceeds. If (i) the Participant engages in an activity that competes with the business of the Company or any of its Subsidiaries within one (1) year after (A) the Participant’s voluntarily resignation or Retirement from his or her position as an Employee, or (B) his or her status as an Employee was terminated by the Company or a Subsidiary for Cause (as defined in Section 3(f) hereof) (either event constituting a “Termination” for purposes of this Section 7), and (ii) this Performance Unit Award held by the Participant had vested and become payable within one (1) year of the date of Termination; then the Participant shall remit to the Company, or its designee, within five (5) business days of receipt of written demand therefor, an amount in good funds equal to the lump sum cash payment received by the Participant in settlement of this Performance Unit Award.
8.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Unit Award materials by and among, as applicable, the Participant’s employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Participant’s employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Participant understands that Data will be transferred to Merrill Lynch and Computershare or such other stock plan service providers as may be selected by the Company in the future, which are assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Merrill Lynch, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. If the Participant resides outside the United States, the Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company and its Subsidiaries will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant a Performance Unit Award or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
9.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
10.    Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will take precedence.
11.    Notices. Notices delivered under this Agreement shall be delivered to the Company at its principal office (Attention: General Counsel and Secretary), and to the Participant at such address as the Participant shall designate in writing to the Company.
12.    Binding Effect and Interpretation. This Agreement shall be binding upon and inure to the benefit of any successors to the Company or to the Participant. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. All undefined capitalized terms used herein shall have the meaning assigned to them in the Plan. The Board or the Committee shall have the authority to construe the terms of this Agreement, and such determinations shall be final and binding on the Participant and the Company and its Subsidiaries. The Participant may obtain a copy of the Plan on the Merrill Lynch Benefits OnLine® website or by contacting the Corporate Compensation Department in Houston.
13.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.
15.    Governing Law. This Agreement and all actions hereunder shall be governed by and construed in accordance with the laws of England and Wales, without regard to conflict of laws principles thereof.
16.    Appendix. Notwithstanding any provisions in this Agreement, this Performance Unit Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with laws of the country where the Participant resides or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
17.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on participation in the Plan, on this Performance Unit Award and on any Shares received as payment under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws of the country where the Participant resides or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.    Section 409A. The Plan and this Agreement and the benefits provided hereunder are intended to comply with Section 409A of the Code and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Plan Administrator intend to administer the Plan and this Agreement so that they will comply with the requirements of Section 409A of the Code, to the extent applicable, neither the Company nor the Plan Administrator represents or warrants that the Plan or this Agreement will comply with Section 409A of the Code or any other provision of federal, state, local, or foreign law. Neither the Company or any of its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Section 409A of the Code. For purposes of applying the provisions of Section 409A of the Code, each separately identified amount to which a Participant is entitled shall be treated as a separate payment.